UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): June 17, 2005
MOST HOME CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	0-29067 (Commission File Number)	98-0173359 (IRS Employer Identification No.)
Unit 1 - 11491 Kingston Street Maple Ridge, British Columbia, Canada (Address of principal executive offices)	V2X 0Y6 (Zip Code)
Registrant's telephone number, including area code: (604) 460-7634
N/A (Former name or former address, if changed since last report.)

Item 1.01 Entry into a Material Definitive Agreement.

On June 13, 2005 Most Home Corp. (the "Corporation") closed a Share Exchange Agreement (the "Agreement") with Executive Wireless Inc. ("EWI"), Goalgetting Inc. and Michael Grabham and the shareholders of EWI to be effective as of June 13, 2005. The full context of the Agreement has been attached as Exhibit 10.1 to this Form 8-K including amendments.

The acquisition of EWI, a Seattle based wireless real estate services company, enables the Corporation to wirelessly extend ClientBuilder, the Corporation's broker lead management platform, and expand its overall reach in the U.S. market by providing wireless MLS service to real estate boards and associations.

Under the Agreement, the Corporation agreed to issue 300,000 common shares (the "Most Home Shares") to the shareholders of EWI in exchange for the EWI shareholders selling 100% of the issued and outstanding shares to the Corporation. As a result, EWI became a wholly-owned subsidiary of the Corporation. The allocation of the Most Home Shares to the individual shareholders of EWI was based on their investment and ownership of shares of EWI. All the directors and officers of EWI resigned on closing and new officers were appointed by the Corporation.

The issuance of the 300,000 common shares to the EWI shareholders represents 1.4% of the issued and outstanding share capital of the Corporation.

Under the Agreement, the Corporation agreed to assume net liabilities of approximately $242,000. In addition to the assumed net liabilities, the Corporation had loaned prior to the closing of the transaction a total of $85,396 to EWI, $64,055 of which is represented by demand promissory notes and $21,341 unsecured. Under the Agreement, the Corporation is also required to pay certain liabilities included in the amount above, of approximately $109,844 in liabilities to certain debtholders within 30 days after the closing as set forth in Schedule "G" of the Agreement attached hereto as Exhibit 10.1. As well, an additional $2,500 CAD is payable every month for the next 4 months. The Corporation has also agreed in the Agreement to issue shares to a debtholder in order to cancel $5,000 in debt, not included in assumed net liabilities, based on the closing price of the Corporation's shares on June 7, 2005. In addition, the Corporation has agreed to pay $8,000 to a debtholder, not included in assumed net liabilities, within 10 days of closing.

EWI is in the business of developing wireless products for real estate professionals. The Corporation and EWI plan to spend approximately $490,000 in the next 12 months to complete and develop a wireless application to enable customers to obtain information on property listings from their mobile phones.

Item 2.01   Completion of Acquisition or Disposition of Assets

The information provided in response to Item 1.01 of this current report on Form 8-K is incorporated herein by this reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in response to Item 1.01 of this current report on Form 8-K is incorporated herein by this reference.

Item 3.02   Unregistered Sales of Equity Securities.

On June 13, 2005 under a Share Exchange Agreement with Executive Wireless Inc. (referred in Item 1.01 of this current report on Form 8-K and hereby incorporated by reference), the Corporation issued 300,000 common shares to 25 shareholders of EWI. The price of the Corporation's shares quoted on the OTC Bulletin Board on June 13, 2005, the closing date of the Agreement, was $0.38 per share.

The Corporation relied on Regulation S exemption requirements from registration under the Securities Act of 1933 to issue a total of 281,339 common shares to 19 EWI shareholders. These share certificates representing the 281,339 shares of common stock bear a restrictive legend indicating that a transfer of the shares may only be made in compliance with the United Stares securities laws. These shares have a one-year distribution compliance period and may not be resold in the United States or to a U.S. person until the expiration of the one year period except in accordance with the provisions of Regulation S, or pursuant to an available exemption from registration.

The Corporation relied on section 4(2) of the Securities Act of 1933 to issue 18,662 common shares to 6 EWI shareholders resident in the United States. The securities sold were acquired for investment purposes only and without a view to distribution. The EWI shareholders had an opportunity to ask management questions about the Corporation and had adequate access to information about the Corporation. The certificates evidencing the shares cannot be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares sold are "restricted" shares as defined in Rule 144 of the Rules and Regulations. No underwriters were involved with the sale of these shares and no commissions or other forms of remuneration were paid to any person in connection with such sale.

Item 9.01   Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

In accordance with Item 9(a) of Form 8-K, the financial statements of the business acquired shall be provided not later than 71 days after the date on which this Current Report must be filed.

(b) Pro Forma Financial Information

In accordance with Item 9(b) of Form 8-K, the pro forma financial information required to Article 11 of Regulation S-X shall be provided not later than 71 days after the date on which this Current Report must be filed.

(c) Exhibits.

INDEX TO EXHIBITS
Exhibit No.	Description
10.1	Share Exchange Agreement and Amendments

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MOST HOME CORP.
Date: June 17, 2005	By: Scott Munro